UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ART TECHNOLOGY GROUP, INC.
(Name of Registrant as Specified in Its Charter)

Not Applicable
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* * * * *

SUPPLEMENT TO THE
PROXY STATEMENT
for the
ART TECHNOLOGY GROUP, INC.
2010 ANNUAL MEETING OF STOCKHOLDERS

This supplement (the “Supplement”) provides updated information with respect to the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Art Technology Group, Inc. (“ATG” or the “Company”) to be held at 10:00 a.m., Eastern time, on Monday, May 24, 2010, at the Le Méridien Cambridge-MIT located at 20 Sidney Street in Cambridge, Massachusetts, for the purposes set forth in the Notice of 2010 Annual Meeting of Stockholders dated April 14, 2010.

Definitive proxy materials for the Annual Meeting, and our annual report to stockholders for 2009, are available online at www.investorvote.com/artg. This Supplement is being made available online at the same location on or about April 29, 2010.

Appointment of Additional Director to the Board of Directors

Effective on April 27, 2010, the Board of Directors of Art Technology Group, Inc. (“ATG” or the “Company”) appointed Gregory Hughes to serve as a Class I director of the Company. Mr. Hughes’ term of office will commence immediately following the Company’s 2010 Annual Meeting of Stockholders, and will continue until the 2012 Annual Meeting of Stockholders, and thereafter until his successor is elected and has qualified.

The appointment of Mr. Hughes as a Class I director has no effect on Proposal One, Election of Class II Directors.

Our Board of Directors continues to recommend that you vote FOR the election of David B. Elsbree, Ilene H. Lang, and Daniel C. Regis as Class II directors of the Company.

Proposal Two: Amendment and Restatement of Our Amended and Restated 1996 Stock Option Plan

Stock Award Activity

Availability

In addition, on May 24, 2010, pursuant to the Non-Employee Director Compensation Plan, we anticipate granting restricted stock units for an aggregate of approximately 224,000 shares to our eight non-employee directors, including Mr. Hughes.

Background Information about Directors Continuing in Office

With the addition of Mr. Hughes, we will have nine directors: three Class II directors whose terms will expire at our upcoming 2010 Annual Meeting of Stockholders, three Class III directors whose terms will expire at our 2011 Annual Meeting of Stockholders, and three Class I directors whose terms will expire at our 2012 Annual Meeting of Stockholders.

Gregory Hughes	Mr. Hughes, age 47, has held various positions at Symantec Corporation, a global leader in information security, storage, and systems management, since July 2005. Mr. Hughes currently serves as Group President of Symantec’s Enterprise Product Group. From January 2008 to January 2009, Mr. Hughes served as Chief Strategy Officer, and as Group President, Global Services from April 2007 to January 2008. Mr. Hughes joined Symantec through the Company’s acquisition of Veritas in July 2005 and served as Executive Vice President, Services and Support, from July 2005 to April 2007. At Veritas, he most recently served as Executive Vice President, Global Services from October 2003 to July 2005. Mr. Hughes joined Veritas after a 10-year career at McKinsey & Co., a global management consulting service provider, where he most recently served as a Partner. We believe Mr. Hughes’ qualifications to sit on our Board of Directors include his extensive experience at software enterprise companies, where his responsibilities include corporate strategy, mergers and acquisitions, as well as engineering and product management.

Board and Committee Meetings

The Board of Directors has determined that Mr. Hughes is: (i) an “independent director” within the meaning of Nasdaq Rule 5605(a)(2); and (ii) “independent” within the meaning of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Rule 10A-3(b)(1) promulgated thereunder.

Director Compensation

Mr. Hughes will be compensated for his services as a director on the same basis as our other non-employee directors, as set forth elsewhere in this proxy statement. Without limiting the generality of the foregoing, at the 2010 Annual Meeting of Stockholders Mr. Hughes will receive a restricted stock unit grant of 28,000 shares of our Common Stock, which will vest after one year beginning from the time of the grant, and which would vest fully upon a change of control.

On April 21, 2010, the Board of Directors amended our Amended and Restated Non-Employee Director Compensation Plan to increase the additional annual retainer for the Chairman of the Board of Directors from $10,000 to $20,000. All other aspects of the Amended and Restated Non-Employee Director Compensation Plan remain unchanged.

INFORMATION ABOUT STOCK OWNERSHIP

Mr. Hughes does not beneficially own any of our Common Stock as of March 31, 2010.